EXHIBIT 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Receipt of Letter from The

Nasdaq Stock Market Regarding Non-Compliance with the

Minimum Bid Price Requirement

April 18, 2008 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced that on April 16, 2008 it received a letter from The NASDAQ Stock Market indicating that for the last 30 consecutive business days the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). This notification has no immediate effect on the listing of or the ability to trade CTI’s common stock on The NASDAQ Global Market.

In accordance with Marketplace Rule 4450(e)(2), CTI has been provided 180 calendar days, or until October 13, 2008, to regain compliance. The Company will achieve compliance if the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days before October 13, 2008. If the Company does not regain compliance by October 13, 2008, it may have the option to transfers its securities to The NASDAQ Capital Market if it can demonstrate as of that date that the Company meets the criteria for initial listing on this market set forth in Marketplace Rule 4310(c) (other than the bid price requirement). If such application is approved, the Company will have an additional 180 days to regain compliance while on The NASDAQ Capital Market.

CTI intends to actively monitor the bid price for its common stock between now and October 13, 2008, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum closing bid price requirement.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit http://www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about events or development that may affect the Company’s stock price, the Company’s ability to maintain compliance with other listing requirements between now and October 13, 2008; the risk that NASDAQ exercises

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its discretion to require that the Company maintain a bid price of at least $1.00 per share for a period in excess of 10 days, the risk that in the event the Company is unable to comply with the minimum bid price prior to October 13, 2008, it may not meet the other criteria required to transfer its listing to the NASDAQ Capital Market and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filing on Forms 10-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.celltherapeutics.com